Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q2 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: JULY 30, 2014/11:00AM EST

Operator

Good day and welcome to the Saia Incorporated second-quarter 2014 results conference call. Today’s conference is being recorded. At this time I would like to turn the conference over to Mr. Doug Col. Please go ahead.

Doug Col

Thank you. Good morning, everyone. Welcome to Saia’s second-quarter 2014 conference call. Hosting today’s call our Rick O’Dell, Saia’s President and Chief Executive Officer; and Jim Darby, our Vice President of Finance and Chief Financial Officer. Before we begin you should know that during the call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell

Well, good morning, and thank you for joining us to discuss Saia’s results. Saia ended the second quarter with very positive tonnage trends and increasing momentum with respect to yield. Despite these and many other positive results, our second quarter clearly did not meet expectations. We were negatively impacted by high claims and insurance expense associated with increased accident severity in the quarter. Despite the challenges I am proud of the Saia team for delivering a quality service and value proposition to our customers in an increasingly capacity-constrained transportation market.

Some details from the quarter compared to the second quarter of last year include the following. Total revenue increased 12.9% to $330 million. LTL tonnage increased 6.9% on 5.5% more shipments. Our LTL revenue rose 12%. Our operating ratio of 93.1 deteriorated 110 basis points compared to an OR of 92 in last year’s second quarter. Earnings per share of $0.53 compares to $0.54 per share a year ago. And claims and insurance expense was $8.3 million higher than the second quarter of last year, due primarily to accident severity.

Saia’s 12.9% increase in revenue over 2013 second quarter represents the highest growth for the Company in seven years. Our customers continue to respond to our value proposition, which is what supports the strong rise in our LTL yields of 4.9% in the second quarter compared to last year.

Looking at the quarter, we are clearly disappointed that our accident severity did not allow us to bring the top-line trends that we achieved to the bottom line. We have invested significantly in technology and training in recent years to further enhance our robust commitment to Saia’s safety program. Despite this unwavering safety foundation, we are at risk of having volatility due to accident severity, given the many millions of miles that we drive each month.

Having said that, I would like to give you a little color on some of the second-quarter successes that we believe will be the foundation of many opportunities moving forward. Pricing on contract renewals ran well above the 3% target that we established early in the year. In fact, it was over 5% on contract renewals during the quarter. Our success in marketing higher-weighted shipments which performed well in our system continued in the second quarter and led to a 28% increase in truckload tonnage. This month we began taking delivery of a portion of the 800 linehaul trailers that we plan to put into service before the end of the year, which will further enhance our network optimization opportunities. Our operating a newer fleet and utilizing in-cab technology as well as our skilled professional drivers helped us achieve a 3.1% increase in miles per gallon versus the second quarter of last year. Our load average continues to rise and we reduced empty miles by 3.3% compared to last year’s second quarter.

We have installed two new dimensioners in 2014 for a total of 27 now operating across our terminal network. Our early adoption of this technology really puts us in a good position to continue to realize benefits with respect to accurate costing as well as yield enhancements. Our cargo claims ratio remains less than 1% of revenue. In May, we launched a mobile website enabling our customers to manage their supply chains from wherever they may be, furthering our value proposition. And the investment that we made in our sales force is paying off as we are able to reach more customers and prospects.

Finally, I’m pleased to announce that LTL tonnage growth continues in July at a pace that’s above the 6.9% rate that we saw in the second quarter. Going forward we expect that Saia will continue to benefit from building density in our network. With Saia’s modern fleet, our market base compensation program, our dock-to-driver training options and a centralized recruiting function, Saia is well positioned to handle the challenges of a tight driver market. And while we clearly did not have a good safety quarter, we strongly believe our commitment to safety, training, and technology will minimize over time these types of unfortunate events. Now I would like to have Jim Darby review our second-quarter results.

Jim Darby

Thanks, Rick. And good morning, everyone. As Rick mentioned, the second-quarter 2014 earnings per share were $0.53 compared to $0.54 in the second quarter of 2013. For the quarter revenues were $330 million with operating income of $22.7 million. This compares to 2013 second-quarter revenue of $293 million and operating income of $23.3 million. Both periods included 64 work days.

As noted, LTL yield for the second-quarter 2014 increased by 4.9%, primarily reflecting the favorable impact of continued pricing actions, consistent with the trend of the past several quarters.

During the quarter we experienced higher cost in some key areas, as follows. Claims and insurance expense was $14.2 million in the quarter compared to $5.9 million last year in the same quarter. This increase of expense was primarily due to increased accident severity in the second quarter of 2014 along with some negative development of product claims.

Salaries, wages, and benefits rose 11% to $160 million in the second quarter, reflecting additional wages associated with the higher tonnage trends and the impact of the mid-2013 wage increase of approximately 3%. In keeping with our market-based compensation philosophy, we have implemented a wage increase averaging approximately 3% across the company in July 2014. Additionally, we have needed to pay hiring bonuses to attract drivers in certain markets.

Healthcare costs increased $1.6 million in the second quarter of 2014 compared to the prior-year quarter.

Purchased transportation expense for the quarter rose $8.6 million compared to last year. This increase relates to the tonnage growth we experienced, which at times requires the use of less efficient purchased transportation to meet service demand.

Depreciation and amortization of $15.1 million was $2.7 million higher than last year, reflecting our significant investment in tractors and trailers over the last 12 months to reduce average age of our fleet.

Our cargo claims ratio was 0.99%, a slight uptick from our 0.90% a year ago.

Our effective tax rate was 37.2% for the second quarter of 2014. For modeling purposes we expect our 2014 effective tax rate to be approximately 38%.

At June 30, 2014, total debt was $95.7 million. Net debt to total capital was 22.1%. This compares to total debt of $99 million and net debt to total capital of 25.5% at the end of last year’s second quarter.

Net capital expenditures in the first half of 2014 were $66.7 million compared to $70.8 million spent in the first six months of 2013. We continue to project net capital expenditures in 2014 of approximately $110 million. This level of investment allows for the expansion of the linehaul trailer fleet, as Rick mentioned, and the continued investment in the replacement of revenue equipment, as well as investments in technology and real estate projects.

Now I would like to turn the call back to Rick.

Rick O’Dell

Thank you, Jim. As most of you have already heard, earlier this month Saia announced the planned retirement of our CFO, Jim Darby. And I would like to publicly thank Jim for his years of diligent service to Saia. Jim led our finance group through a period of dramatic growth for Saia and also guided us through the trying times of the financial markets in 2008 and 2009. And I’m sure, as you guys are all aware, that was a very long couple of years for the CFO of an LTL carrier. So, we clearly wish Jim well in his retirement. I’m very appreciative of the strong team that he leaves in place.

Before we open up for questions, I would like to reiterate that while our absolute results were clearly disappointing, we are very encouraged by the gains we have made with increases to our revenue and the opportunity that we see going forward. I feel strongly that Saia is really well positioned to capitalize on the unique supply-demand environment that we are currently experiencing in the marketplace.

With that said, we are now ready to take questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Brad Delco, Stephens.

Brad Delco

Jim, congratulations.

Jim Darby

Thanks, Brad. Good morning.

Brad Delco

Jim, one of your, I guess, favorite numbers to give out is the monthly tonnage throughout the quarter. I may have jumped on late. If you hadn’t already given that, do you mind repeating it?

Jim Darby

I haven’t Brad and I will be glad to walk you through it. So as reported, the LTL tonnage for the quarter is up 6.9%. An unadjusted April was up 5.7%. Adjusting it for Good Friday on a run rate basis it would really be up about 7.5%, as we have discussed before.

May is up 7.7%. And June is up 7.5%. And as we’ve gone part of the way through July at this point, July is running up 9.4%. But I would tell you that there’s a similar effect to what we have with Good Friday in that last year’s July 5 day was on a Friday after the holiday and it was very weak. So adjusting for that weak day that was in last year, our trend, we think, is running up about 7.8%, pretty consistent with the last couple months.

Brad Delco

Great, that’s good color. And then just focusing on the insurance and claim line, clearly some unfortunate events, obviously, in the quarter with the severity. What sort of lasting impact would you expect on that going forward, if any?

Jim Darby

Well, Brad, with those types of accidents we try to capture all the expense in the quarter in which the accident occurs. So, we don’t expect this to necessarily have any effect going forward. We are always subject to volatility on that line, but we don’t expect it to go forward. And that line is up $8.3 million compared to second quarter of last year, and second quarter last year accident severity was fairly light. So what we would say is on that line that we are probably about $7 million over what would be a normal or expected amount for that line.

Brad Delco

Okay. And then last one for me and I’ll get back in queue — the purchased transportation increase, I kind of understand that, given the strong growth you saw in the quarter. How should we expect that line to trend, taking into account 800 tractors coming online? Should we see a pretty immediate reduction or, given the growth in July plus maybe, I heard, driver bonuses, is it partially offset in other areas of business? Overall, how do you expect the fluidity of the network to trend going forward and the impact on expenses?

Jim Darby

Well, it’s 800 logistics post trailers that we will be adding now, starting in July. And that will add capacity for us. Rick, do you want to comment on PT?

Rick O’Dell

Yes. I guess I would say this. Our purchased transportation of our linehaul expense, right, is running about 15% of our miles, whereas at what we would consider an optimal level we were down around 9% to 10%. This is a capacity-challenged market. I would tell you we are also growing in some long-haul lanes, which is — effectively, we can use the rail in some of that. So some of that may be in our run rates going forward. But the rates on our purchase transportation absent the impact of fuel, which is the way we look at it, is actually up about 9.5%. And so we are incurring some higher costs to take care of our customers in the near-term, particularly on the purchased transportation side and the staffing side. And what our plan is, obviously to look for the opportunities to optimize that as well as to make sure that we are properly compensated for our customers with our pricing programs over time by line, by market. So particularly in the markets where we are having a lot of driver demand challenges or it’s difficult to get truckload capacity so you are paying high costs, one way/go away type things and head haul lines, we just need to make sure that we get priced properly for that.

So over time I think there’s an opportunity to optimize that line. You might see that line stay where it is and the yields will have to go up. Right? (Multiple speakers) business and using purchased transportation, but somebody has to pay for it. Right? Whoever is generating the load.

Brad Delco

Got you. So you guys will keep chipping away at it, could persist a little bit. But the idea is you might be compensated or you will be compensated for it on the pricing side?

Rick O’Dell

Correct.

Brad Delco

Well, great. Guys, thanks for the time. I appreciate it.

Operator

Scott Group with Wolfe Research.

Scott Group

So Rick, your comments on contract renewal of 5% — that sounds good. But I know the second quarter had the earlier GRI. How should we think about yields and pricing in the third quarter and rest of the year?

Rick O’Dell

We are obviously in a capacity-constrained environment. Quite frankly, I’ve never seen it like this in my entire career in LTL. The truckload markets are very tight. When we move a certain amount of our tonnage via truckload, customers are having challenges from the capacity standpoint. In some ways they are giving us some of their heavier marks that we are having to move. And I would tell you that we have a very analytical, disciplined pricing model that continues to pay dividends. We show that our theoretical yield model which shows that we are up about 4.5% when you adjust for length of haul and wait for shipment and take out the fuel surcharge. About 1% of that is the GRI impact. So, we are running up 3.5% on contract renewals.

And I guess what I would tell you is where, at the beginning of the year, we said we will benefit from some tonnage improvements and target a more normalized yield, well, with today’s kind of cost environment that we are seeing that’s kind of out the window. So, I think the yield increases that we are going to get will be more material than the targets that we saw. And as I commented, contract renewals were up over 5%. In this quarter we have made some adjustments to our pricing programs and the targets that we have and we are going to continue to do that.

There’s no reason to pay $5000 signing bonus and a bunch of recruiting money to hire drivers and not be compensated for the freight that you are handling in that marketplace. It just doesn’t make any sense at all. And we are very focused on the margins and the details of our pricing program.

Scott Group

So even without the GRI, can yields be better than the 4.9% they were up in the second quarter?

Rick O’Dell

I think they can. Over time they have to be. The situation that you have is it’s not a one — the yield. The yield opportunities aren’t a one-quarter story. Right? So basically 70% of our businesses comes up through contract renewals. So we do them one contract at a time and there’s the average increase on the business that operates okay. And then the markets that are not paying their way, we make, in some cases, some very significant adjustments in some of those lanes. And I would assume that there are going to be some — with this environment that we are operating in and tonnage up in the 8% range, we are going to take price risk. We are going to take care of our customers’ freight and incur then higher costs, and then we are going to make sure that we are being compensated for it.

Scott Group

Okay, that makes sense. In terms of the operating ratio you usually give some kind of color insight on how you think the next quarter is going to play out. Do you have some thoughts there, Rick?

Rick O’Dell

Sure. There’s a lot of moving parts to this quarter, probably more than we’ve seen in the past. So maybe — this might either easiest way to step through it. In recent years the third quarter has been about one point worse than the 2Q, due primarily to our annual wage increase. If you were to adjust accident severity to be more in line with Saia’s historical results, which is a number that Jim had given, then the second quarter OR would be about 91. But I would say, given the volume and pricing momentum that we are experiencing, we are currently targeting to do a little better than the historical one-point OR decline in spite of the fact that we don’t have the GRI.

Scott Group

Got you. Okay, that’s good. And just last thing — longer-term, PT was an issue this quarter. And I think we understand why. Is the goal over time, as you think about trying to get into an 80s operating ratio, to materially reduce that PT spend like Old Dominion has done?

Rick O’Dell

The goal is to optimize our linehaul costs, which is primarily what drives that. And again, there’s some optimal PT in there, primarily being rail and then places where you have a significantly overbalanced lane and you can get cost-effective PT. I’d rather pay a $1.70 a mile instead of running round-trip at my cost. Right? Because that other guy may be able to find a load back and I would be running back empty.

That being said, we have staffed up and hired a lot of drivers during this time period. We have used what I would call suboptimal purchased transportation to take care of our customers in this capacity-constrained environment. And I can assure you there are opportunities to re-optimize the purchased transportation. So I think over time that will come down to come back down as a percentage of revenue, just given the tight driver market and the strength of our tonnage that we are seeing. We are incurring the costs to take care of our customers, which is clearly our number one priority.

Scott Group

Great. All right, I’ll pass it off to someone else. Thanks, guys.

Operator

Art Hatfield with Raymond James.

Art Hatfield

Congrats, Jim, on a well-deserved retirement. Rick, I will say your next CFO should have a better driving record than Jim. (laughter)

Rick O’Dell

Is that right?

Art Hatfield

Just a couple things, and I want to get a little bit ahead here. I appreciate your comments and how you think about Q3 OR. And I know it’s early to talk about Q4 of OR movements. But can you tell us what historically that has done for you, Q3 to Q4 historically has done?

Jim Darby

Boy, Art, I don’t have that in front of me. Fourth-quarter is usually pretty weak. If you give us a call afterwards I will be glad to go through that with you off-line. I just don’t have it in front of me right now.

Art Hatfield

It’s not a problem. I’ll follow-up. Just one other thing, and you’ve helped out a lot, Rick, on the PT thing. How much of your PT right now is on the rail?

Rick O’Dell

I’d have to get it. I think it’s about — about 50% of the miles are on the rail and it’s a low percentage of cost, as you would expect.

Art Hatfield

Okay. And then finally, just to follow up on your comment about PT earlier, you had mentioned you think it should stay at this level going forward. Were you referring to absolute dollars or as a percent of revenue?

Rick O’Dell

So, your question was on purchased transportation?

Art Hatfield

Yes, yes.

Rick O’Dell

I think it will stay at a higher level, but I think there’s an opportunity on a percentage of revenue to improve it and it will be through a combination of yield improvements and/or reoptimizing the PT that’s a suboptimal in our network today. And then there will be some combination whereas, quite frankly, if I’ve got a customer who is not paying his way and he is generating high-cost PT, whether he pays or whether that business goes away because it’s not paying its way, right, then I still improve my margins.

Art Hatfield

Right, right. No, understood. But the dollar amount really shouldn’t decline much from here is, I guess, what you are saying, in the near term?

Rick O’Dell

No. I don’t think — it’s not an immediate quarter-to-quarter thing. But I do think there will be some improvement as we head into the third quarter because of the staffing that we’ve done during the quarter as well as the vacation period for our own drivers was — is high in the summertime. And when the kids go back to school and those types of things happen, we get a lot of our driver availability increases. And so we will be able to take out some of the suboptimal PT in the quarter.

Art Hatfield

Perfect, that’s helpful. Thank you. Thanks for the time.

Operator

Jason Seidl with Cowen and Company.

Jason Seidl

Congratulations, Jim. A quick question — Rick, when you are looking at the demand, how much of this demand you think is coming from the fact that truckload is so tight? Is there any way to parcel that out?

Rick O’Dell

You know, to me that’s the over 10,000-pound shipments, which — our average weight in that group, I think, is around 13,000 pounds. So it’s not really truckload. Quite frankly, the only kind of even heavy truckload that we participate in very much is more in the spot quote market or with some quoted lanes that we have for certain customers that fill backhaul. So I think there is some quite frankly. Particularly you’ve got some large accounts where we have a drop trailer pool. If they — if their truckload carrier no-shows them where they don’t have anything, they may split up two shipments and give them to us and somebody else, you see what I’m saying, because my trailer is sitting there, it gets it off their dock.

So we are seeing some more of that. But given that our average weight for shipment was only up modestly, we are not seeing a ton of that. We don’t price competitively in that marketplace. But there’s a some spillover at the margin. Right? And the more truckload carriers have capacity challenges and have options, they don’t do truckload stop off. They would rather fill their truck up and get full, get a full load from origin to destination and free their driver up again. So I think we would say right at the margin there some impact there.

Jason Seidl

Okay. Well, that’s good color. When you look at — you said in some areas you are paying bonuses to drivers. If you listened in or read some of the notes around, most of the truckload carriers are saying the driver environment is likely to get worse, not better. So should we expect the same for you, that the environment to attract and retain drivers gets a little bit worse from here on out?

Rick O’Dell

It’s clearly a capacity-constrained environment and I think there will be some cost challenges associated with that. What I would comment is I think we have a strong foundation around our recruiting, our market-based compensation. We have the lowest average age of a tractor that we’ve ever had at Saia. We are very focused on being a good place to work. We think that Saia’s value proposition is attractive in the marketplace and we will make the investments to staff — to handle some incremental business.

And then, quite frankly, the cost are going to have to go up. Right? I’m not overly pleased with where our operating ratio is. There’s an opportunity to improve and get returns. And there’s a segment of our business that my analytics would show aren’t really paying their way. And now the cost increases are going up. So when you look at regulation, the cost of equipment, the technology, and now the driver availability and purchased transportation cost per mile was up 9.5% during the quarter. Somebody has to pay for that. I can’t get 3% rate increases and have 9% increases in PT cost per mile.

So we are just going to — we are very focused on the segments of business that — people that care about service and quality and understand the market dynamics. And quite frankly, I think the pricing is going to have to improve.

Jason Seidl

That’s clearly what seems to be the case out there. And I guess the last thing, on pricing, there has obviously been a lot of talk about a potential for a second round of GRI’s. And I’m not going to ask you whether Saia plans to do one or not because I know you won’t answer that. However, would it surprise you if another carrier were to announce a second general rate increase here in the fall?

Rick O’Dell

Probably not. There’s a lot of talk about it. Here’s my position on that. Okay, we tend to follow the market with a general rate increase and those customers that are on that pricing. That way, our tariffs are generally in alignment with the competitors out there when we are doing pricing and competing effectively. I would tell you that if I look at the business that doesn’t operate well and needs to pay more, it tends to more be the national accounts and the 3PL’s. And so I think, regardless of whether there’s a second GRI or not, we are focused on being properly compensated for the costs and increasingly on a by lane, by shipment basis because the customers and the 3PL’s are increasingly sophisticated. And if you misprice in a lane or location across them, then they are going to reoptimize you. Right?

Jason Seidl

Well, that was going to be my next question. Right? Like if you look at the GRI business, that tends to be better rated business for the LTL’s. And I was going to ask, are they putting themselves in danger of losing some of that business if they push the GRI’s too hard?

Rick O’Dell

Small customers have a choice of going to 3PL and they are taking a portion of the markup. So we are very sensitive to that and making sure that we are pricing across our entire customer base fairly. Right? That being said, national accounts have more pricing power than a small customer does. And there are some synergies associated with a bigger book of business in some cases. But I think you will see we tended to go to the lower end of the market with our last general rate increase. And I would just say we are sensitive to the options that the small customer has and we’d like to continue to foster those relationships with those customers.

Jason Seidl

Well, gentlemen, thank you for the time. As always, it’s much appreciated.

Operator

Bill Greene with Morgan Stanley.

Bill Greene

Can I ask a question about the dimensioners? As you roll those out more and more, is there a big opportunity on yield there, sort of, if you will, almost a non-pricing opportunity but more of an optimization opportunity?

Rick O’Dell

Yes. I think we are running a pretty high percentage of our shipments through the dimensioners. And I guess the biggest enhancement that we have now is they have actually enhanced the ones that we have to where that it can take a larger shipment or footprint in there. And we think that will actually allow us to increase about 6% more of our shipments that will be able to be automatically run through the dimensioner. So there’s an opportunity there not only from a yield management perspective but obviously to make sure that we are doing accurate costing and pricing. And I think the big opportunity that we have there is today we have some competitors that are doing little or none of this. And so you have customers that are probably taking advantage of them where they don’t really know what the dims are. And I think the opportunities will be as others embrace this technology and find out what value it has, then you got these customers that are taking advantage of that will no longer be available. And I think it will have an impact on yield overall across the industry.

Bill Greene

Yes. Right, no, I agree. Rick, when you think about the industry’s capacity response to what you’re seeing, is there much that you think the industry can do to increase capacity? If things are as tight as they are in truckload and now they are actually getting tight in the less-than-truckload, as you mentioned in your remarks, do you think there’s something the industry can do to add to capacity? Or is this just all going to result in much higher prices?

Rick O’Dell

We can adapt our capacity, right, where it makes sense. And if the margins are adequate, we are interested in growing at a sub 90 type operating ratio. Right? So I think there will be both. And let’s just compare it to the truckload market. Our jobs are still better compensation package and a better lifestyle. So over time we should be able to enhance capacity from a driver market perspective through our recruiting efforts. It’s a good place to work. Our compensation programs are good. Our benefit program is at or above the marketplace. And so I think we can expand capacity. It’s just near term it cost more. Right? To bring a driver on you are paying bonuses — in the month of June we incurred record recruiting advertising expense. So it’s just — we are going to adapt to the capacity to take advantage of the fundamentals that are available in the marketplace.

Bill Greene

Sure. And what is your latest thinking on either an organic expansion into markets you don’t serve or an acquisition? Is this kind of environment making that a tougher way to go just because I assume that anyone who’s a seller would say, well, I should be worth more today?

Rick O’Dell

Yes. I guess what I would tell you with that — given opportunities that we see in today’s market to generate growth and margin enhancement — we are very focused on that. And while we would look at opportunities to expand our geography, we would have to be very selective and opportunistic about that. And we are very focused on the growth and margin improvement opportunity we see internally. So I would tell you that geographic expansion, either organic or acquisition, would be very low on our priority list.

Bill Greene

Okay, great. Thank you for the insights. And good luck, Jim. Take care.

Jim Darby

Thanks, Bill.

Operator

David Ross with Stifel.

David Ross

A question on the tonnage growth at Saia — are you seeing that largely come from existing customers or new business? As the new sales hires go out, are they picking up a lot of new accounts? Or are you able to go back to your old customers and give them some more attention to get more business?

Rick O’Dell

I would tell you it’s both. And if we — so the new salesforce is allowing us to get more touches with existing customers as well as more touches from a prospecting perspective. And then if I dissect our LTL tonnage growth, field business is growing the fastest, 3PL business is second, national account business is third. And it’s probably partially because we’re increasingly selective on the margins we are looking for from a national account perspective, and the investment in sales resources have been in the field. And then geographically it’s kind of the same story we have been seeing where the upper Midwest is growing faster than the rest of our geographies. And that is where we had the most sales resources. And then you also have a merger of the Vitran sale deal that went on up there. And I think some of that business obviously got dispersed across the marketplace.

David Ross

And are there specific industry segments where we are seeing more growth, whether it be retail, industrial?

Rick O’Dell

Since the higher growth areas are more in the field side, it’s such a diverse group of customers that I don’t think we are seeing anything specific that we could glean from what we are seeing.

David Ross

Then on the dimensioner side again, you said that you had two more installed, bringing your total up to 27. Is there a target number you are looking to get to in the network — 30, 35, 40?

Rick O’Dell

I think it’s kind of return oriented as well as, as long as we have capacity to get enough of a sample from, let’s say, a large account. And generally, it’s what you might expect, that we have a couple at most of our large brake operations and then the smaller kind of midsize terminals almost all have one. So, I think we are somewhat saturated with it. But we continue to analyze lanes in places where, if we have a high-volume lane where we don’t have an ability to go to do the dimensioner, then we would look to add those selectively. But I would — at this point, it’s probably a handful or so as opposed to 10 more or something.

David Ross

Okay. And then lastly, just on the comments you made about the driver recruiting and TL capacity, could you comment on what markets are toughest right now to find drivers and then what markets are toughest to find TL capacity?

Rick O’Dell

Well, I guess there’s a couple things. This oilfield fracking market is having an impact on certain locations in Colorado, Iowa, and Texas. For us, for some reason Minnesota, so Minneapolis. Denver is a growing market and it’s a tough market to recruit drivers in from a city perspective there. And then it’s a little odd; historically, the Southeast was a pretty easy purchased transportation market from the truckload perspective. And we’ve had some times where there’s been shortages in like Atlanta and Nashville. Texas is tough at times.

The way we’ve addressed that, David, which is in a loose market in truckload you can get an ad hoc load if you need it. And what we’ve had to do is — because we need the capacity — is the truckload guys will give us, because we are a good customer to them, they will give us capacity. But we need to commit to it three days a week or five days a week or whatever the case is. So what we’ve done is pre-committed so we can secure availability at somewhat of a reasonable price. But at least you have the availability. And then we look to staff over a period of time to reoptimize that and/or if that’s at a higher cost than what we are paying, then those lanes need to be repriced with the customers that are driving that.

David Ross

Excellent, all very helpful. Thank you.

Operator

Nick Bender with Wunderlich Securities.

Nick Bender

Congratulations, Jim. Rick, I wanted to go back. You touched on it a second ago as far as the new sales hires from last year. Can you give us some sense of how up to speed and how ramped those salesforce additions are and whether or not, as you look at some markets either where capacities tight or where you feel like you got some opportunity, do you think about any additional large salesforce increases here in the back half of the year?

Rick O’Dell

Yes. I think we are doing the analytics on a by-territory basis to see what we think the return is and how much of it was due to, let’s just say, a company-specific thing or a market condition there. But our analytics which show, compared to some of the best-in-class folks out there, that we are still underrepresented in some markets. So we would analyze that as we go into our planning period for next year. And assuming we are getting good returns where we are, that we would make some incremental investments.

And this field business operates well. And it’s probably not just coincidental that the field business is growing the way that it is. And when we talk about the yield opportunities out there, part of that yield opportunity is what I’ll call reoptimized business mix. Right? Meaning if you grow higher-yielding field business and maybe some of the national accounts business, that people that are just more price players decide to go elsewhere, and that’s an upgrade in the yield and a better utilization of our capacity in a capacity-constrained environment.

So I think it makes sense. And as we approach next year, we are taking a hard look at that right now. Ramp-up-wise, they have been in for basically the whole year. So the expense is in from a run rate basis.

Nick Bender

Right, right, and you touched on it. I was thinking more of an actual tonnage generation. But the other question, sort of following up on that, we have a lot of discussion, is the tonnage versus yield trade-off. But it sounds like a lot of the way you guys are thinking about it is grow tonnage but with those accounts where some more attractive yield is baked into it just by virtue of the mix.

Rick O’Dell

That’s true. And then I would also comment to you that I have some tonnage, based on my analytics on a by-lane, by-shipment basis, there is some tonnage that clearly isn’t paying its way today. And those lanes are going to be repriced over a period of time. And as you might expect, it’s primarily national accounts and 3PL’s.

Nick Bender

Sure. Okay, that’s helpful. Let me pivot over to truckload real quick. Obviously, you guys have done a lot of work seeking out freight to help you build density a little bit, fill some backhaul, things of that nature. Is that really primarily still the strategy there? Or is there at any point or within any lanes where you feel like you can turn the screws and focus more on rate within some denser lanes?

Rick O’Dell

Yes. One thing I would tell you is we have actually — the portion of that that’s driven by spot quotes, you can tweak that really easily. And we have actually gotten much more price sensitive on that, just because of the capacity environment. So in some markets, even if it filled backhaul and contributed a little bit, if it’s a delivery you’ve got to take half a trailer load out and you’ve got two city driver openings, that doesn’t really make sense.

So we have been a little tighter with that. And then our analytics on the greater than 10,000-pound shipments — I would tell you we are more sensitive to that now because of the linehaul capacity constraints and the costs that we are seeing, both in the truckload and the rail markets. So, we are making sure that we are repricing those lanes to make sure that we are being properly compensated.

Nick Bender

Got you. The last question I wanted to touch on — you’ve got a good chunk of trailer deliveries coming in the second half here. And we’ve heard some commentary that capacity in the trailer market is a little bit tight, meaning new equipment deliveries. You don’t expect any delays or anything like that in the back half of the year with those deliveries? Everything looks to be on schedule?

Rick O’Dell

Yes. No, they are actually — the deliveries started and we are in queue in the manufacturing process. But I think your point is valid in that as we look at next year’s orders, in order to get first-quarter delivering we would have to order right now. So that is kind of unusual in the trailer market.

Nick Bender

All right, fair enough. Well, thanks a lot, guys. I appreciate it.

Operator

Willard Milby with BB&T Capital Markets.

Willard Milby

I just want to start off with operating supplies and expenses. You are down 200 bps year-over-year as a percentage of revenue there. How much of that was due to increased PT versus higher MPG’s and lower maintenance on new tractors?

Jim Darby

That’s very first perceptive. That is why it doesn’t trend up with the tonnage, because we’ve run more miles PT. So our fuel usage, which is in that line, is not anywhere near up what the tonnage is.

Rick O’Dell

As well as the improvement in miles per gallon of 3%.

Willard Milby

Is there a way to parse those two out from each other at all? How much is the new trucks versus how much is just reduced or increased PT? From fuel?

Jim Darby

3% improvement in miles per gallon. Overall fuel usage, overall gallons purchased is only up somewhere in the range of 4% on product cost in that line. And our tonnage is up 7%.

Willard Milby

All right. I’m going to shift over to the salesforce. Can I get a headcount at the end of 2013 and just a refresher of how many exactly you headed in Q4?

Jim Darby

We increased our salesforce by about 10% during the fourth quarter and gets us to 250 or so.

Rick O’Dell

Yes, we are at about 250 sales resources, plus some inside sales. Go ahead, I’m sorry.

Willard Milby

Have you added in the in the first half of this year? And do you have a year and headcount target in mind for sales?

Rick O’Dell

No. I think I commented earlier we are analyzing that opportunity and the returns that we’ve gotten now because it takes six to nine months for a salesperson, generally, to come in and have an impact and seek what their territory is and what impact they can have. So we just now have the analytics on that. And then we will — when we get through those this quarter and as we set up our plan for next year we will evaluate what additions we should do. But I would tell you that if we benchmark against some of the other carriers that have a combination of good tonnage and good yield improvements, they have a larger salesforce, let’s call it, per freight bill or per amount of millions of dollars of revenue than we do. So we think it continues to be an opportunity for us going forward.

Willard Milby

So it sounds like you are not exactly comfortable with where it is now but you just want to be tactical on where you add. Is that fair to say?

Rick O’Dell

That’s correct. And we do a lot of analytics on everything. We want to make sure that her analytics are right and that we are getting the type of returns for the investment that we make. Quite frankly, we’ve had some challenges adapting to the capacity constrained environment that we have today. We also want to make sure that we are ready for that and that the yields that we can get on incremental business will support our targeted margins.

Willard Milby

All right, and just one last thing. I’m going to go back to purchase trends here. Would you say that’s more a shortage of equipment or a shortage of manpower issue as you look at this particular quarter and going forward?

Rick O’Dell

I think everything you look at is it’s a very capacity-constrained driver environment out there. And the regulatory challenges for the whole industry, truckload and LTL, continue to be an incremental burden. So I think it’s driver driven, based on the data that I have seen.

Willard Milby

Okay, fair enough. Any aspects of that from maybe additional dockworkers needed? Are you okay in that particular classification?

Rick O’Dell

Yes. Most of the capacity constraint from our perspective is on the driver side, so we spent a fair amount with the incremental tonnage. We have spent a fair amount of money recruiting and training. It’s more on the training side for dockworkers. So there’s some incremental costs involved in that as the business levels have stepped up and we also, over time, are making more of the dockworkers full-time, which has some incremental costs in our network. But at this point in time from an availability standpoint we are not having a lot of issues finding dockworkers. It’s not the same as the city driver market.

Willard Milby

Thanks very much. Thanks for the time.

Operator

Scott Group with Wolfe Research.

Scott Group

Thanks for taking the follow-up. I was hoping to be the last one to wish Jim the best. Two quick things — first, you mentioned that there’s still freight that you think is moving at unacceptable margins. What percentage of the business to you still think has margins that you want to cull out? And where were you at like a year ago on that metric?

Rick O’Dell

I think I’d rather not say. And there’s two points with that I like to make. Right? One is cull out isn’t necessarily my term. Right? I just want to be properly compensated for it. And it’s a business relationship, and if the customer decides that they have a better option from somebody else who wants to handle that lane, then we understand that. But we know what our costs are. And I’ve been in this business and played it for density. And I guess what I’ve learned, and has clearly paid some dividends for the Company, is the more sophisticated we can be from a pricing standpoint — we know what our costs are and we believe that we have a very efficient network. And I don’t think there’s a lot of other players out there that want to handle business that’s not operating very well in this market. And it’s our network and we have somewhat unique lane imbalances, et cetera, although there’s markets that are perennially imbalanced. And some of those markets are some of the most difficult to recruit drivers in. So those lanes are going to — they need to be repriced.

So I would just tell you that it depends where you set your target on returns and how much you — than how much business would qualify in there. But it’s not immaterial. And we think we have a good value proposition. And some of our data analysis shows that in some places we think we are underpriced. And we are convinced we have a good value proposition. We are going to go through and reprice that and we will find out what happens. I think we will get the yield increases and the tonnage will continue to come on.

Scott Group

Okay. And then can you put the driver stuff in perspective? We are used to hearing it from the truckload guys, not from the LTL’s but starting to hear it more from LTL. Did you have these issues back in 2004, 2005, 2006, when truckload drivers became a huge issue? Or is this brand-new? And if it’s brand-new, should we be thinking that 3% is not the right way to model LTL labor inflation and we got to start raising that like we are starting to raise that in truckload models?

Rick O’Dell

You know, it’s new for us. I’ve never seen this before. A couple things — I think the significant tonnage increases in this that it happened so fast, you need to get staffed up for that. So again, we are dealing with it with the signing bonus thing to get people to come to Saia. And then once you get it staffed, our retention rates have actually — our turnover rates have actually declined. So whether it’s a permanent thing or not, I don’t really know. And I would tell you that in terms of wage scales, et cetera, the drivers are going up more than some of our other employees from a demand standpoint. And then it’s also — it’s some of the locations where you’re having driver issues are very isolated. Meaning let’s just say out of 147 terminals I may be paying signing bonuses in 20 terminals; and once they are staffed and I’m into a more normal environment, then you are back to where you are doing okay.

So, I think there will be some incremental pressure on the wages. And I also think work environment, benefit plans, quality of your equipment — there’s a lot of other things that make — the way you treat people. There’s a lot of other things besides just how much you make per hour or per mile that impacts whether you work there or not. And I will tell you that we are very focused on those things as well.

Scott Group

Got you. All right, thanks, guys.

Operator

Jason Seidl with Cowen and Company.

Jason Seidl

Just wanted to clarify some of your comments on the third-quarter in terms of the OR. You were saying that you are looking at 2Q as more like a 91-ish when you adjust for your claims. You said there should be normally a one-point move. You meant a one-point deterioration in operating ratio, not an improvement. Correct?

Rick O’Dell

That’s correct.

Jason Seidl

Okay, that’s all I was asking. Thanks again, guys.

Rick O’Dell

So normally there’s a one-point deterioration given by the wage. And we said we’d target or expect to do slightly better than that because of some of the yield and volume momentum that we’re seeing.

Jason Seidl

Thank you, guys. I appreciate it.

Operator

And with no further questions I’d like to turn the call back over to Rick O’Dell for any additional or closing remarks.

Rick O’Dell

Thank you for your interest in Saia and we look forward to staying in contact with you guys.

Operator

This does conclude today’s conference. Thank you for your participation.